Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces Appointment of New Board Member Karole F. Lloyd

COLUMBUS, Ga. - January 6, 2017 - Aflac Incorporated today announced the appointment of Karole F. Lloyd to its Board of Directors. Lloyd’s term will expire at the company’s Annual Meeting of Shareholders in 2017, at which time she will stand for election along with the other director nominees. The Board has also appointed her to serve on the Audit and Risk Committee.

Lloyd brings more than 37 years of accounting leadership and experience to Aflac Incorporated’s Board, consulting with many of Ernst & Young’s highest profile banking, insurance, consumer products, transportation, manufacturing, and retail clients through mergers, IPOs, acquisitions and divestitures. Her extensive experience also includes leading the firm’s fair lending practice in regulatory consulting with many of the largest financial institutions across the United States. Since 2009, she has served as vice chair and Southeast Regional managing partner for Ernst & Young. In this capacity, Lloyd has focused on expanding the business from a predominately audit and tax client concentration to a full-scale professional provider of services, including advisory and transaction consulting. For the past seven years, she has also served as a member of Ernst & Young’s U.S. Executive Board, Americas Executive Board, and Global Practice Group. Under her leadership, Ernst & Young’s Southeast Region doubled its annual revenue. Lloyd served on the Board of Trustees and Executive Committee of the Metro Atlanta Chamber of Commerce and as a member of the United Way of Greater Atlanta and the Rotary Club of Atlanta. She was previously chair of the Atlanta Symphony Orchestra Board of Directors and remains a member of the Board. She is also on the President’s Advisory Council and the Board of Visitors at the University of Alabama. She received a bachelor of science degree from the University of Alabama.

Daniel P. Amos, chairman and chief executive officer of Aflac Incorporated, commented: “Karole’s inspirational leadership and strategic thinking combined with her extensive accounting and advisory experience across many industries provides valuable perspective, making her an outstanding addition to Aflac Incorporated’s Board of Directors. Aflac is fortunate to have her on the Board and will benefit further from her expertise.”

About Aflac
When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the worksite. Through its trailblazing One Day PaySM initiative, Aflac U.S. can receive, process, approve and disburse payment for eligible claims in one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures one in four households. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For 10 consecutive years, Aflac has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2016, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 18th consecutive year and included Aflac on its list of Most Admired Companies for the 15th time, ranking the company No. 1 in innovation for the insurance, life and health category for the second consecutive year. In 2015, Aflac’s contact centers were recognized by J.D. Power by providing “An Outstanding Customer Service Experience” for the Live Phone Channel. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or espanol.aflac.com.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or rwilkey@aflac.com

Media contact - Catherine Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com